Capital Markets Advisory Agreement

Sophic Capital Inc.

Capital Markets Advisory Contract for

GameSquare Esports Inc.

April 19, 2021

This document outlines the services and contractual terms and provisions that will govern Sophic Capital Inc.'s ("Sophic") proposed relationship with GameSquare Esports Inc. (the "Company").

1. Overview of Sophic Capital Inc.

Sophic provides capital markets advisory services to help companies reach their growth objectives. Sophic focuses on working with small companies that are approaching periods of significant growth but require a capital markets strategy to ensure capital is available to execute on that growth at the lowest cost for existing shareholders. We have a strong background in the technology sector, decades of sell- side experience, and have run a successful advisory firm for over six years, Sophic has the expertise and relationships that will help grow your business efficiently and effectively.

2. Overview of Proposed Sophic Capital Inc. Services

  Develop the investor communications plan

  Develop and maintain investor presentation

  Contact sell-side Analysts and firms to increase awareness and discuss coverage

  Contact buy-side investors to educate them on the story

  Contact retail investors and educate them and keep them informed on developments

  Investor roadshows/virtual when required

  Assist with press releases to ensure they speak effectively to the capital markets

  Assist with the development of conference call script where required

  Conference call rehearsal and question and answer preparation

  Any other investor relations activities required over the term of the Agreement

The Company shall be entitled to review, revise and approve of any materials prepared by Sophic in connection with the services set out above, prior to dissemination or use.

3. Compensation and Conditions

In consideration for Sophic's services, the Company shall pay Sophic a Work Fee (as set out in Appendix A) as follows:

$7,000 per month in Canadian funds plus G.S.T. will be invoiced on the final day of each month and will be due within thirty (30) days.

Incentive equity compensation: An aggregate of 350,000 options (the "options"). The exercise price of the options shall be the greater of the closing price of the common shares of the Company on the Canadian Securities Exchange on (a) the trading day prior to the date of grant of the options, and (b) the date of the grant of the options. The options shall be granted in accordance with the terms of the Company's stock option plan, will vest in equal portions (87,500) quarterly, have a 3-year term, and are subject to regulatory approvals.

Service Contract

Sophic would be pleased to enter into and be bound by a service contract with the Company on the terms and conditions outlined herein, including in the foregoing proposal (the "Proposal") as well as in Appendix A and sections 1 through 18 of Appendix B hereto (referred to, collectively, together with the Proposal as the "Agreement"). To signify your agreement and acceptance of the Agreement and all of the terms and conditions thereof, please sign in the space provided below and return it via email to sean@sophiccapital.com, whereupon the Agreement will take effect and be legally binding upon and enforceable against each of Sophic and the Company, effective the date signed below.

Dated: April 19, 2021 Sophic Capital Inc.

Per:	/s/ Sean Peasgood

Sean Peasgood, President & CEO

Agreed and accepted by GameSquare Esports Inc. on this 21 day of April, 2021.

Per:	/s/ Kevin Wright

Kevin Wright, President

Appendix A

1. Consumables and services included in the Work Fee:

  Office supplies

  Basic photocopying

  Basic postage

  Telephone and long-distance charges

All taxes that may be associated with the above noted consumables and services shall be included in the Work Fee.

2. Expenses incurred by Sophic on behalf of the Company and not included in the Work Fee, as approved by the Company. All such expenses shall be charged-back to the Company at Sophic's expense. Expense costs shall be paid to Sophic within thirty (30) days of receipt of expense report.

  Staff travel, accommodations and meals/per diem while traveling on behalf of the Company provided that the Company shall have first approved any such expenses.

  Significant photocopying costs associated with marketing or conferences

Appendix B

1. This Agreement is effective on the date on which the Company signs the Agreement and will continue until the earlier of twelve (12) months thereafter and 30 days following the date on which a party provides written notice of termination to the other party at any time after six (6) months from the effective date.

2. The Company hereby engages Sophic as its provider of capital markets advisory services, as more fully described in the Proposal or otherwise agreed to in writing between the Parties from time to time (collectively the "Services") and Sophic hereby agrees to be the provider of such Services to the Company during the term of this Agreement.

3. In consideration for the Services provided by Sophic hereunder, the Company agrees to compensate Sophic in accordance with the terms set out in the Proposal under the heading, "Compensation and Conditions". Interest on all such compensation that is due shall be charged at the rate of 1.5% per month.

4. Sophic acknowledges and agrees that when necessary it shall complete and file a Personal Information Form (Form 3) (a "PIF") with the TSXV. The Company shall have the right to terminate this Agreement by written notice and for no additional payment in the event that the TSXV rejects Sophic's PIF. The Company will bear the expense for filing the PIF.

5. As further consideration, each Party undertakes and agrees not to recruit, hire or employ in any capacity any of the principals or employees of the other Party or any associated business organization or companies of such individuals or business organization or companies where such individuals may become employed, for the duration of this Agreement, and for a further 18 months after termination of this Agreement, without the prior written consent of the other Party.

6. During the term of this Agreement, Sophic will devote such time, attention and abilities to the business of the Company as Sophic may reasonably consider necessary for the proper discharge of its duties in performing the Services. In the delivery of Service, Sophic will comply with applicable laws.

7. Sophic will comply with all written directions of the management of the Company and the Company's Board of Directors, provided such directions lie within the scope of this Agreement and comply with applicable laws.

8. In the course of performing the Services, Sophic may obtain information relating to the Company and its respective affiliates or associates, the business or the technology and technical data of the Company which is of a confidential and proprietary nature, and is properly designated as such; including, but not limited to trade secrets, know-how, inventions, techniques, processes, formulas, programs, documentation, data, service manuals, technical reports, customer lists, financial information and sales and marketing plans (hereinafter referred to as the "Confidential Information"). Sophic agrees to hold in confidence and not use or disclose to any other persons the Confidential Information unless and until required in order to perform the Services hereunder. Sophic shall not be liable for disclosure of information upon the occurrence of one or more of the following events:

I. the information of any portion thereof is or becomes publically available, other than through a breach of this Agreement;

II. the information of any portion thereof is subsequently lawfully obtained by Sophic from a third Party having the right to disseminate such Confidential Information without restriction on disclosure;

III. the information of any portion thereof was known to Sophic prior to its disclosure by the Company as shown by documentation kept in the ordinary course of business sufficient to establish such knowledge;

IV. the Company has provided it prior written consent for such disclosure;

V. information or any portion thereof that is independently developed by Sophic without the use of the Company's confidential or proprietary information;

VI. the information is required to be disclosed by law, regulation or legal process.

Sophic's obligations of confidence in respect of such Confidential Information shall survive for twelve (12) months following termination of this Agreement.

9. Sophic will not be liable to the Company for any indirect, consequential, punitive or special damages, loss of profits or loss of opportunity in connection with the Services. Furthermore, Sophic has no liability for the failure of the Company to comply with exchange rules, requirements or policies or securities or corporate law obligations (including those relating to timely or continuous disclosure), nor for the adequacy, accuracy, or timeliness of any statement made in any document issued or oral communication made by or on behalf of the Company or its directors, officers, employees or agents. Notwithstanding any other provisions of this Agreement, it is the responsibility of the Company to ensure that it has complied with applicable securities and corporate laws and exchange rules, requirements and policies.

10. The Company hereby agrees to indemnify and hold Sophic, its directors, officers, employees, agents, and affiliates harmless from and against any and all claims, demands, liabilities, judgments, losses and expenses, including legal fees and expenses, brought against or involving Sophic that relate to or arise out of Sophic's performance of the Services hereunder whether indirect, consequential, punitive or special losses damages or loss of profits, except actions arising directly from Sophic's negligence, Sophic's breach of this Agreement or Sophic's non- compliance with applicable securities and corporate laws and exchange rules, requirements and policies.

11. Notwithstanding any other provisions in this Agreement, Sophic's total cumulative liability to the Company under the Agreement will be limited to direct damages incurred by the Company, and such liability will not exceed the Work Fee payable by the Company to Sophic under this Agreement for a period of twelve (12) months. The foregoing limitation of liability will apply regardless of the form of the action, whether in contract or tort or otherwise.

12. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.

13. The Parties will execute and deliver all such further documents and instruments and do all acts and things as may be reasonably required to carry out the full intent and meaning of this Agreement.

14. This Agreement may be transmitted by facsimile or electronic mail and the reproduction of signatures by facsimile or electronic signature will be treated as binding as if originals and each Party hereto undertakes to provide the other Party with a copy of the Agreement bearing original signatures forthwith upon demand.

15. Except as expressly provided in the Agreement, the Parties acknowledge and agree that each Party shall be free to enter into any contractual, business or other relationship with any other Party in respect to any commercial activity. This Agreement is entered into by separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The Parties do not intend to create a partnership, joint venture or similar relationship by virtue of this Agreement. Except as provided herein, neither Party shall have the right to bind the other to any agreement with a third Party or to incur any obligation or liability on behalf of the other.

16. The Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and treated in all respects as a contract made in the Province of Ontario.

17. This Agreement constitutes the entire understanding between the Parties in relation to the matters dealt with herein and supersedes all previous covenants and representations made by either Party, whether oral or written.

18. The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the completion or termination of this Agreement shall be and remain in force notwithstanding such completion or other termination of this Agreement for any reason whatsoever. Specifically and without limitation, Section 3 of the Proposal will survive completion or termination of this Agreement, but only to the extent that the Work Fee set out in Section 3 of the Proposal becomes payable for Services provided by Sophic prior to any such completion or termination.